UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 23, 2015

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska	91-0742812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sale of Equity Securities.

On June 23, 2015, Goldrich Mining Company (“Goldrich” or the “Company”) announced the Company has raised gross proceeds of $1.2 million through the sale of 12% of the cash flows Goldrich receives in the future from its interest in Goldrich NyacAU Placer, LLC (“GNP”) to Chandalar Gold, LLC (“CGL”), a non-related entity. Goldrich will retain its ownership of its 50% interest in GNP but, after the transaction, subject to the terms of the GNP operating agreement, Goldrich will effectively receive approximately 44% and CGL will receive 6% (12% of Goldrich’s 50% of GNP = 6%) of any cash distributions produced by GNP.

GNP is a 50/50 joint-venture formed between Goldrich and NyacAU LLC (“NyacAU”) to mine the various placer deposits that occur throughout the Company’s 23,000 acre Chandalar land package (“Chandalar”) in central Alaska. Commercial production of the Little Squaw placer deposit is on track to commence this year (see press release dated March 18, 2015).

According to the GNP operating agreement, on at least an annual basis, GNP shall allocate and distribute all revenue (whether in cash or as gold) generated from GNP’s placer operation in the following order:

1.

Current year operating expenses,

2.

Members’ distribution of 20% (10% to Goldrich and 10% to NyacAU) provided that, for so long as the loan (LOC2) to GNP from NyacAU for the purchase of a royalty is not paid in full, GNP shall retain 100% of Goldrich’s distribution to apply against the loan,

3.

After payment of operating expenses and the member’s distribution of 20%, GNP will apply any remaining revenue to reduce the remaining balance of the loan from NyacAU to GNP for the development of the mine (LOC1),

4.

Reserves for future operating expenses and capital needs, not to exceed $3,000,000 in any year, and

5.

Member distributions of any remaining gold production on a 50:50 basis to each of NyacAu and Goldrich provided that, for so long as LOC2 is not paid in full, GNP shall retain 100% of Goldrich’s distribution to apply against the loan.

As part of the purchase, CGL also received 2,250,000 5-year warrants and an option to acquire an additional 10% of the cash flows Goldrich receives from its interest in GNP. Each warrant is exercisable to purchase one additional share of common stock of the Company at $0.07, for a period of five years.

The option must be exercised before July 1, 2016 to purchase an additional 10% of Goldrich’s future cash flow in consideration of a one-time cash payment of $1.3 million. Subsequent to the exercise of the option and payment of all commissions, Goldrich would effectively receive, subject to the terms of the GNP operating agreement, approximately 38.5% and CGL would receive 11% (22% of Goldrich’s 50% of GNP = 11%) of any cash distributions produced by GNP.

The lead placement agent for the offering received a commission equal to 5% of gross proceeds raised, was granted a perpetual undivided 0.5% interest in distributions paid out by GNP to Goldrich, and was issued 1.2 million warrants, each warrant exercisable into one common share of the Company for a period of five (5) years at a price of $0.05 per share. Should CGL exercise its option, the same fee structure would apply as above, including an additional 0.5% interest in distributions paid out by GNP to Goldrich.

Proceeds from the offering will be used for general working capital purposes and reclamation at Chandalar.

Item 7.01

Regulation FD Disclosure.

On June 23, 2015, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing the closing of the private placement. In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 7.01 of this Current Report on Form 8-K and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1

CGL Purchase Agreement and Form of Warrant

99.1

Press Release, dated June 23, 2015*

* This exhibit is intended to be furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: July 1, 2015	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description

10.1

CGL Purchase Agreement and Form of Warrant

99.1

Press Release, dated June 23, 2015*

* This exhibit is intended to be furnished to, not filed with, the SEC pursuant to Item 7.01 above.